Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS HAVE BEEN OMITTED
AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

DNA, LLC

OPERATING AGREEMENT

THIS OPERATING AGREEMENT (the “Agreement”), dated as of  October 31, 2003, is among B-New, LLC, an Ohio limited liability company (“BNEW”), TechCom Group, LLC, a Florida limited liability company (“TechCom”), Buhler, Inc., a Minnesota corporation (“Buhler”), and Dakota Growers Pasta Company, Inc., a North Dakota corporation (“Dakota”) (BNEW, TechCom, Buhler and Dakota may be referred to herein as a “Member and collectively as the “Members”).

RECITALS:

WHEREAS, the Members are all of the members of DNA, LLC, an Ohio limited liability company (the “Company”), as of the date hereof; and

WHEREAS, the Members desire that the Company be treated as a partnership for tax purposes under the Internal Revenue Code, as amended (the “Code”), and qualify as a limited liability company  under Ohio Revised Code (“ORC”) Section 1705.01 et seq.; and

WHEREAS, the Members further desire to provide for certain rights and obligations relating to the Company and their ownership thereof;

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       Purpose.                                                 The Company has been formed to license the Technology (as hereinafter defined), and in connection therewith to develop, manufacture in North America, and sell globally low digestible carbohydrate pasta, rice and potatoes under the Dreamfields name (the “Brand”), and to otherwise exploit and ultimately sell the Brand.

2.                                       Capital Contributions.

(A)                              Initial Contributions.

(i)                                     Each Member has on or before the date hereof contributed to the capital of the Company the cash listed on Exhibit A, and has been issued the number of membership units (“Units”) in the Company listed on Exhibit A.

(ii)                                  Buhler shall contribute, when and as needed, additional funds as provided for in the schedule attached hereto as Exhibit B to the Company to pay for the development of science, proof of principle, clinical studies and credential/claims development necessary to implement the Company’s business plan.  Such contributions shall be made by the payment by Buhler to the Company of applicable invoices submitted by vendors of the Company, including invoices for the management fees provided under section 6(E)(i) and/or (ii) below, and applicable internal costs incurred by Buhler and accounted for by Buhler to the Board of Managers.  Such contribution shall be an additional capital contribution by Buhler without the issuance of any additional Units.

(iii)                               Dakota shall contribute, when and as needed, additional funds as provided for in the schedule attached hereto as Exhibit B to the Company to pay for the development of supply chain, product package development, consumer research, test market launch and regional roll out, advertising and merchandising necessary to implement the Company’s business plan.  Such contributions shall be made by the payment by Dakota to the Company of applicable invoices submitted by vendors of the Company, including invoices for the management fees provided under section 6(E)(i) and/or (ii) below, and applicable internal costs incurred by Dakota and accounted for by Dakota to the Board of Managers.  Such contribution shall be an additional capital contribution by Dakota without the issuance of any additional Units.

(iv)                              B-New hereby assigns and conveys all of its rights, title and interest in and to the Brand to the Company as an additional capital contribution by B-New without the issuance of any additional Units.

(v)                               Notwithstanding anything contained herein, if and to the extent the Company incurs legal fees under section 6(E)(iv)(2) of this Agreement, one or more Members may loan the needed funds to the Company.  Such loan or loans shall bear interest on the outstanding amount of 8% per annum, and all loaned funds, and all accrued interest, shall be paid in full prior to any distribution to the Members of Distributable Cash Flow.

(B)                                Additional Contributions.       If at any time the Company’s Board of Managers shall decide, in good faith and in the best interests of the Company, that additional equity contributions beyond that described in section (A) above are required to further the purposes of the Company, then each Member shall be given at least 30 days to contribute a portion of the amount of additional capital required pursuant to a subscription for additional Units.  The purchase price per Unit shall be determined by the Company’s Board of Managers.  The number of Units to which each Member shall be entitled to subscribe shall be equal to a fraction of the total number of Units to be offered, the numerator of which shall equal the then number of Units held by the Member, and the denominator of which shall equal the then aggregate number of Units then held by all Members.

(C)                                Capital Call Deficiencies.             In the event a Member fails to subscribe for the full number of Units to which he is entitled under the provisions of subsection (B) above within 30 days after written notice (a “Capital Call Notice”), any other Member or Members who are willing and able to make such contribution may do so in proportion to the then respective number of Units held by them, or in such other proportion as they may otherwise agree.

(D)                               Loans by Members.                                      Notwithstanding anything contained herein, no Member shall be required to make any capital contribution or loan to the Company after the date hereof except as set forth in section (A) above.  If the Company’s Board of Managers determines that the Company requires additional funds, any Member or Affiliate thereof may, but shall not be obligated to, advance such funds.  Interest and similar charges or fees for loans or other advancements made by a Member or Affiliate thereof may equal but not exceed the amount which would be charged by unrelated lending institutions on comparable loans for the same purpose in Cincinnati, Ohio, as determined in good faith by the Company’s Board of Managers.  As used herein, “Affiliate” means any person or entity who, directly or indirectly, controls, is controlled by or is under common control with, the specified person.

3.                                       Allocations; Distributions.

(A)                              Section 704 Capital Accounts.                                Throughout the term of the Company, a Section 704 Capital Account shall be maintained for each Member.  Such Section 704 Capital Account shall be determined and maintained at all times in strict accordance with all of the provisions of Treasury

Regulations § 1.704-1(b)(2)(iv), as amended from time to time.  In connection with maintenance of such Section 704 Capital Accounts, the Company shall maintain a set of books and records (the “Section 704 Books”) in accordance with the accounting principles embodied in Regulation §1.704-1(b)(2)(iv), as amended from time to time.

(B)                                Tax Basis Capital Accounts.                                          In addition to the Section 704 Capital Accounts, the Company shall maintain a “Tax Basis Capital Account” for each Member to reflect such Member’s interest in the Company determined with respect to the adjusted basis for tax purposes of Company assets, and in connection therewith shall maintain a set of books and records (the “Tax Basis Books”) in accordance with principles of federal income tax accounting.

(C)                                Additional Capital Accounts.                                    In addition to the Section 704 Capital Accounts and the Tax Basis Capital Accounts, the Company shall maintain additional capital accounts for each Member and such books and records as the Managing Director deems appropriate.

(D)                               Asset Revaluation.                                          Upon a change in the interest of a Member in the Company, the assets of the Company may, upon the approval of the Company’s Board of Managers, be revalued on the books of the Company to reflect the fair market value of such assets at the time of the occurrence of such event, and the Section 704 Capital Accounts of the Members shall be adjusted in the manner provided in Treasury Regulations § 1.704-1(b)(2)(iv)(f) and (g).

(E)                                 Allocations.

(i)                                     After giving effect to the special allocation provisions hereof, and except as set forth in subsection (ii) below, profits shall be allocated among the Members in proportion to their respective Units, and losses shall be allocated in accordance with the balance of the Member’s respective Section 704 Capital Accounts.

(ii)                                  Notwithstanding anything contained herein, any gain on sale of the Brand shall be allocated as follows: 40% to BNEW; 20% to TechCom; 20% to Dakota; and 20% to Buhler.

(iii)                               The following special allocations shall be made in the following order:

(a)                              Minimum Gain Chargeback.  If there is a net decrease in minimum gain, as such term is used in Regulation §1.704-2(d), for a Company taxable year, then the Members shall be allocated items of income and gain in accordance with Regulation §1.704-2(f).  This subsection (a) is intended to comply with the minimum gain chargeback requirement in such section of the Regulations and shall be interpreted consistently therewith.

(b)                               Member Loan Minimum Gain Chargeback.  If there is a net decrease in minimum gain attributable to nonrecourse liability, as set forth in Regulation Section 1.704-2(i), for a taxable year, then any Member with a share of such minimum gain shall be allocated items of Company income and gain in accordance with such Regulation.

(c)                                  Qualified Income Offset.  If a Member unexpectedly receives any adjustment, allocation, or distribution, described in Regulation §1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible.

(d)                             Nonrecourse Deductions.  Nonrecourse deductions, as such              term is used in Regulation §1.704-2(c), for any fiscal year or other period shall be specially allocated among the Members in proportion to their respective Units.

(e)                                  Member Nonrecourse Deduction.  Any deduction attributable to nonrecourse deductions, as such term is defined in Regulation §1.704-2(i)(2), for any fiscal year or other period shall be specially allocated to the Member who bears the risk of loss with respect to the liability to which such nonrecourse deductions are attributable in accordance with Regulation §1.704-2(i)(1).

(f)                                    Curative Allocations.  The allocations set forth herein (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulation §1.704-1(b).  Notwithstanding any other provision of this Section, the Regulatory Allocations shall be taken into account in allocating other Profits, Losses and items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other Profits, Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such partner if the Regulatory Allocations had not been taken into account.

(g)                                 With respect to property of the Company that is in the Company’s Section 704 Books at a value that differs from the value of such property as reflected in the Company’s Tax Basis Books, allocations of income, gain, loss and deduction with respect to such property shall be shared among the Members in a manner that takes into account the variations between the Tax Basis Book value of such property and the Section 704 Book value of such property in the same manner as variations between the adjusted tax basis and fair market value of property contributed to a partnership are taken into account in determining a partner’s share of tax items under Code Section 704(c).

(F)                                 Distributions.

(i)                                     Distributable Cash Flow from operations shall be: (a) allocated among and distributed to the Members in proportion to their respective Units; (b) calculated at least annually as of the end of each year (and on any more frequent basis determined by the Company’s Board of Managers); and (c) distributed to the Members not later than 90 days after the end of each year.

(ii)                                  Distributable Cash Flow from the sale of the Brand shall be: (a) allocated as follows: 40% to BNEW; 20% to TechCom; 20% to Dakota; and 20% to Buhler; (b) distributed to the Members not later than 30 days after the receipt of the price therefore, provided that if the price is anything other than cash, the Company may delay distribution until such time as the price is converted into cash.

(iii)                               As used herein, the term “Distributable Cash Flow” means cash revenues without deduction for depreciation, but after deducting cash funds used to pay all other expenses, debt payments, obligations, capital improvements and replacements and after deducting additional cash funds in such amounts that the Company’s Board of Managers determines are appropriate to retain as a reserve for contingencies.

(G)                                754 Election.                             The Company may elect, pursuant to Internal Revenue Code Section 754, to adjust the basis of the Company property when a Member sells his interest in the Company.  If this election is made, then to the extent an adjustment to the adjusted tax basis of any

Company asset pursuant to Internal Revenue Code Sections 734(b) or 743(b) is required, such adjustment to the Section 704 Capital Accounts shall be treated as an item of gain or loss, as the case may be, and such gain or loss shall be specially allocated to the Members in a manner consistent with Treasury Regulations §1.704-1(b)(2)(iv)(m).

(H)                               Liquidating Distribution.             The proceeds of any liquidation sale upon the dissolution of the Company shall be applied and distributed within 90 days after the closing of any such sale in the following order of priority: (i) First, to creditors other than the Members; (ii) Second, to the Members other than for capital; (iii) Third, to the Members in accordance with the positive balance in the Section 704 Capital Accounts of each Member as such Section 704 Capital Account is determined after making all adjustments thereto for the taxable year of the Company during which the liquidation occurred, as are required by Regulation §1.704-1(b), such adjustments to be made within the time specified in the Regulations.

4.                                       Transfers.

(A)                              Right of First Refusal.                            No Member shall sell, assign or transfer his Units to any person, unless the Member desiring to make the transfer (hereinafter referred to as the “Transferor”) shall have first made the offer to sell hereinafter described and such offer shall not have been accepted.

(i)                                     The Transferor must first notify the Company in writing, which notice (the “Notice”) shall consist of a statement of the intention to transfer, the name and address of the prospective purchaser, the number of Units involved in the proposed transfer, and the terms of the transfer.

(ii)                                  Within 30 days after receipt of the Notice,  the Company may, at its option, purchase all, but not less than all, of the Units proposed to be transferred.  The Company shall exercise the election to purchase by giving written notice thereof to the Transferor; failure to provide such notice within the required time period shall constitute an election not to purchase.  In any event, the election notice shall specify the date for a closing of the purchase which shall not be more than 30 days after the date of the election notice.

(iii)                               The purchase price which shall be paid to the Transferor by the Company shall equal the price set forth in, and shall otherwise be on the terms contained in, the Notice.

(iv)                              If the Company does not elect to purchase all of the Units proposed to be transferred, Transferor may make a bona fide transfer to the prospective purchaser named in the Notice, subject to subsection (b) below and provided such sale is made in strict accordance with the terms therein stated.  However, if the Transferor shall fail to consummate such transfer within 45 days following the expiration of the time herein provided for election, such Units shall again become subject to all restrictions of this Agreement.

(B)                                Consent of Members.                             Notwithstanding anything contained herein, no Member shall sell, transfer, convey, assign, pledge or in any way encumber his Units in the Company, or any part thereof or interest therein, without the unanimous written consent of all other Members.  If such consent is obtained, the transferee will be admitted as a Member only if and when the following conditions are met:

(i)                                     The transferee must execute, and agree to hold such Units subject to this Agreement; and

(ii)                                  The sale or transfer must comply with an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities statutes and, if requested by the Company, the transferor or transferee shall furnish the Company with an opinion of legal counsel to such effect.

5.                                       Termination.

(A)                              Dissolution.                               The Company shall be dissolved upon the Termination of any Member, unless a majority-in-interest of the other Members consent to continue the business of the Company within 30 days after the date of Termination.

(B)                                Definitions.

(i)                                     As used herein, “Termination” means: (a) a Bankruptcy Event; (b) a Member who is an individual dies or is adjudicated an incompetent; (c) a trust that is a Member terminates; (d) a corporation, limited liability company or partnership that is a Member dissolves; or (e) if an estate is a Member, the distribution of the estate’s membership interest.

(ii)                                  As used herein, “Bankruptcy Event” means a Member that does any of the following: (a) makes an assignment for the benefit of creditors; (b) files a voluntary petition in bankruptcy; (c) is adjudicated a bankrupt or insolvent; (d) files a petition or answer in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief proceeding under any law or rule that seeks for itself any of those types of relief; (e) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him or her in any proceeding seeking the relief described in clause (d) of this subsection (ii); (f) a period of 120 days has elapsed after the commencement against the Member of any proceedings seeking the relief described in clause (d) of this subsection (ii), and the proceeding has not been dismissed; (g) a period of 90 days has elapsed after the appointment of a trustee, receiver, or liquidator for the Member or for all or any substantial part of his or her properties without the Member’s consent to acquiescence, and the appointment has not been vacated or stayed; or (h) a period of 90 days has elapsed after the expiration of that stay, and the appointment has not been vacated.

(C)                                Withdrawal.                               Except as expressly permitted herein, no Member shall withdraw or retire or in any way be entitled to a return of any part of its capital account without the consent of the Board of Managers.

6.                                       Management Matters.

(A)                              Member Meetings.

(i)                                     Place.  All meetings of the Members shall be held either at the principal office of the Company or at any other place within the United States, designated by the Board of Managers.

(ii)                                  Annual Meetings.  An annual meeting of the Members shall be held at 9:00 AM on the first Tuesday in May of each year if not a legal holiday, and if a legal holiday, then at the same time on the next succeeding day not a legal holiday.  In the event that such annual meeting is omitted by oversight or otherwise on the date herein provided for, the Board of Managers shall cause a meeting in lieu thereof to be held as soon thereafter as is convenient, and any business transacted or elections held at such meeting shall be as valid as if transacted or held at the annual meeting.

(iii)                               Special Meetings.  Special meetings of the Members may be called by the Clerk pursuant to a resolution of the Board of Managers. Calls for special meetings shall specify the time, place and object or objects thereof, and no business other than that specified in the call therefor shall be considered at any such meetings.

(iv)                              Notice of Meetings.  A written or printed notice of the annual or any special meeting of the Members, stating the time and place, and in case of special meetings, the objects thereof, shall be given to each Member entitled to vote at such meeting appearing on the books of the Company, by mailing same to his address as the same appears on the records of the Company, not less than 7 days or more than 60 days before the date of the meeting; provided, however, that no failure or irregularity of notice of any annual meeting shall invalidate the same or any proceeding thereat.  All notices with respect to any Units to which persons are jointly entitled may be given to that one of such persons who is named first upon the books of the Company and notice so given shall be sufficient notice to all the holders of such shares.

(v)                                 Quorum.  A majority in number of the Units authorized, issued and outstanding, represented by the holders of record thereof, in person or by proxy, shall be requisite to constitute a quorum at any meeting of Members.

(vi)                              Proxies.  Any Member entitled to vote at a meeting of Members may be represented and vote thereat by proxy appointed by an instrument in writing, subscribed by the Member, or by his duly authorized attorney, and submitted to the Clerk at or before such meeting.

(vii)                           Voting.         At any meeting of the Members, each Member entitled to vote shall have one vote per Unit.  With respect to any matter requiring the consent of or to be determined by the Members, consent shall have been obtained if: (a) at a meeting of the Members, upon due notice as required hereunder, at which a quorum is present, Members holding at least 51% of the total votes present, in person and by proxy, vote in favor; or (b) holders of at least 51% of the outstanding Units consent in writing; provided, however, that where the consent of a majority-in-interest of certain Members is expressly required herein, the written consent of Members holding more than 50% of the designated Units shall be required, and where the unanimous consent of the Members is required, the written consent of all Members shall be required.

(B)                                Board of Managers.

(i)                                     Election, Number and Term.  The election of the Board of Managers shall take place at the annual meeting of Members, or at a special meeting called for that purpose.  The number of Managers shall equal the number of Members who hold at least 20% of the outstanding Units (each Member who holds at least 20% of outstanding Units may be referred to herein as an “Appointing Member”). Each Appointing Member shall be entitled to appoint a representative to serve as a Manager.  Managers shall hold office until the next annual meeting of the Members and until their successors are elected, provided that an Appointing Member may recall and replace any Manager appointed by it at any time upon written notice to all other Members. Any fee payable to a Manager for serving on the Board of Managers shall be subject to the unanimous consent of the Members. If, at any time, a Member is not entitled to appoint a Manager to the Board of Managers, such Member shall enjoy observation rights, even though no longer represented on the Board of Managers.

(ii)                                  Annual Meetings.  An annual meeting of the Board of Managers shall be held directly after the annual meeting of the Members.

(iii)                               Special Meetings.  Special meetings of the Board of Managers may be called by the President, or any two Managers. Calls for special meetings shall specify the time, place and object or objects thereof, and no business other than that specified in the call therefor shall be considered at any such meetings.

(iv)                              Notice of Meetings.  A written or printed notice of the annual or any special meeting of the Board of Managers, stating the time and place, and in case of special meetings, the objects thereof, shall be given to each Manager, by mailing same to his address as the same appears on the records of the Company, not less than 7 days or more than 60 days before the date of the meeting; provided, however, that no failure or irregularity of notice of any annual meeting shall invalidate the same or any proceeding thereat.

(v)                                 Quorum.  A majority in number of the Managers shall be requisite to constitute a quorum at any meeting of the Board of Managers.  A Manager may participate in a Board meeting by means of conference telephone or by any other means of remote communication, provided, however, that in each case the Manager participating from a remote location and all other Managers must be able to communicate with each other during the meeting.

(vi)                              Voting.         At any meeting of the Board of Managers, each Manager shall have one vote.  With respect to any matter requiring the consent of or to be determined by the Board of Managers, consent shall have been obtained if: (a) at a meeting of the Board of Managers, upon due notice as required hereunder, at which a quorum is present, a majority of the Managers present vote in favor; or (b) all Managers consent in writing.

(vii)                           Vacancies in the Board.  A resignation from the Board of Managers shall be deemed to take effect upon its receipt by the Clerk, unless some other time is specified therein.  In case of any vacancy in the Board of Managers, through death, resignation, or removal by the Appointing Member, the Appointing Member appointing such Manager shall appoint a new Manager by written notice to all other Members.

(C)                                Officers.   Subject only to the terms hereof, the management of the Company shall be reserved to the Officers. The Officers of the Company shall be a President, a Clerk, and such other Officers, with such powers and responsibilities, as the Board of Managers may elect.  The salary and other benefits payable to the Officers shall be determined from time to time by the Board of Managers.

(i)                                     Election and Term.  All Officers shall be elected by the Board of Managers and shall hold office at the will of the Board of Managers, except that the Manager appointed by BNEW shall at all times be the President.  Any person may hold more than one office, provided the duties thereof can be consistently performed by the same person. Any vacancy shall be filled by the Board of Managers.  The Board of Managers shall further determine who shall assume the powers and responsibilities of any Officer who is temporarily incapacitated or absent.

(ii)                                  President. The President shall be the chief executive officer of the Company.  He shall perform all the duties commonly incident to his office and shall perform such other duties as the Board of Managers shall designate.  When present, he shall preside at all meetings of the Managers and Members.  Subject to the terms hereof, the President shall sign all notes, deeds, mortgages, extension agreements, modification of mortgages agreements, property transfer documents, and leases, and shall generally have the supervision and control of the Company’s affairs.

(iii)                               Clerk.  The Clerk shall keep accurate minutes of all meetings of the Members and Board of Managers, and shall perform all the duties commonly incident to such office, and shall perform such other duties and have such other powers as the Board of Managers may designate.

(D)                               Extraordinary Transactions.

(i)                                     Notwithstanding anything contained herein to the contrary, the unanimous consent of the Members shall be required to: (a) sell all or substantially all assets of the Company, and/or sell the Brand; (b) grant or sell licensing, manufacturing or distribution  rights to Brand rice or potato products; (c) consummate any merger, reorganization or consolidation involving the Company where the Company is not the surviving entity; (d) admit any new Member or issue Units to any party other than a then current Member; (e) pay any fee or remuneration to, or enter into any business contract or arrangement with, any Member or Affiliate thereof; or (f) appoint any officer or pay any salary, wage, fee or other remuneration to any officer.

(ii)                                  Notwithstanding anything contained herein to the contrary, the consent of the Board of Managers shall be required to: (a) purchase any material asset for or on behalf of the Company outside the ordinary course of business; or (b) incur any material liability, obligation or expense for or on behalf of the Company outside the ordinary course of business.

(E)                                 Transactions With Members.

(i)                                     The Company is hereby authorized to engage TechCom for a period of 12 months from and after the date hereof to manage the implementation of the licensed Technology and to provide additional management services within the areas of metabolic science, clinical research, IP development and credential development, and in consideration therefore to pay TechCom a monthly management fee of $*** during such 12 month period.  Said fee shall be for services rendered and for expenses incurred in performing such services.  Said monthly fee shall be due on the last day of the month beginning with the first payment on October 31, 2003.  TechCom shall also be reimbursed on October 31, 2003, for a one-time charge of $*** spent in September, 2003, on NCI testing, plus a $*** management fee for September, 2003, so that the total amount payable to TechCom on October 31, 2003, is $***.  TechCom shall provide such services as an independent contractor, and payments of the management fee to TechCom shall constitute payments for services rendered and shall thus be accounted for as an expense of the Company and be paid prior to any distribution of Distributable Cash Flow hereunder.

(ii)                                  The Company is hereby authorized to engage BNEW for a period of 12 months from and after the date hereof to provide overall program management, Brand development and management, market and consumer research, marketing plans, supply chain management and customer business development, and in consideration therefore to pay BNEW a monthly management fee of $*** during such 12 month period. Said fee shall be for services rendered and for expenses incurred in performing such services. Said monthly fee shall be due on the last day of the month beginning with the first payment on October 31, 2003, except that the monthly payment due for October, 2003, will be for only $***.  BNEW shall provide such services as an independent contractor, and payments of the management fee to BNEW shall constitute payments for services rendered and shall thus be accounted for as an expense of the Company and be paid prior to any distribution of Distributable Cash Flow hereunder.

*** - Confidential treatment requested.

(iii)                               Subject to the terms hereof, and except for expenses incurred by TechCom in performing its management services under subsection (i) above for which TechCom shall be responsible and expenses incurred by BNEW in performing its management services under subsection (ii) above for which BNEW shall be responsible, the Members further authorize the Company to reimburse a Member for any reasonable, actual, out-of-pocket expenses incurred by the Member in performing its responsibilities hereunder or in connection with business of the Company, within 30 days after approval of payment by the Board of Managers, and all unreimbursed expenses shall be paid prior to distribution of Distributable Cash Flow.

(iv)                              Subject to the terms and conditions of this Agreement, TechCom hereby grants to the Company an unconditional, irrevocable, royalty-free, perpetual, exclusive, world wide license to use TechCom’s patent pending technology to market and manufacture pasta, rice and potatoes only (the “Technology”), including all improvements to the Technology hereafter developed by TechCom, and TechCom shall promptly disclose to the Company in writing any improvements to the Technology hereafter made by TechCom.   The Company may, at its expense, make such improvements to the Technology as it deems appropriate subject to the prior consent of TechCom, and the license granted hereunder shall cover such improvements, provided the Company shall promptly disclose to TechCom in writing any improvements to the Technology made by the Company, and TechCom shall be free, at no cost to TechCom, to use such improvements with respect to other food products.  TechCom hereby warrants to the Company that to the best of TechCom’s knowledge, the Company’s use of the Technology as contemplated hereby do not infringe the intellectual property rights of any third party.  The Company and TechCom shall, at the request of either the Company or TechCom, enter into a license agreement confirming the terms of such license which shall contain normal and customary terms not inconsistent with the terms hereof and which shall provide as follows:

(1)                                  If the Company desires to use the Technology in any market outside of the United States of America and TechCom has not yet filed patent applications in such market, then the Company agrees to pay all expenses and fees required during the period the Company uses the Technology in such market pursuant to such license for the preparation, filing, prosecution, maintenance, annuities  related to any patent application filed by TechCom, such costs to be paid by the Company within 30 days of delivery of an invoice and reasonable supporting documentation;

(2)                                  If the Company or TechCom becomes aware of any infringement or alleged infringement of any patent rights covering the Technology, such party shall immediately notify the other party in writing of the name and address of the alleged infringer, the alleged acts of infringement and any available evidence of infringement, and the parties shall work jointly in good faith to use their reasonable best efforts to prevent infringement and defend the patents, provided all legal fees to do so shall be paid for by the Company, and any litigation shall be directed by and legal counsel shall be engaged by TechCom, all with consultation by the Company;

(3)                                  As between the Company and TechCom, the Company shall be solely responsible for all product liability claims and damages arising from the manufacture, sale or use of any Brand products , and shall obtain reasonable and appropriate insurance therefore; and

(4)                                  Except for manufacturing and/or distribution contracts for Brand products or a sale by the Company of all or substantially all of its assets or any other liquidation, the Company shall not assign or sublicense such license rights without the prior written consent of TechCom.

(5)                                  If the Company is dissolved pursuant to section 12(a)(vi) of this Agreement, the license granted hereby shall automatically thereupon terminate and all such rights shall revert to TechCom, provided TechCom shall not have rights to any other asset of the Company, including the Brand name, unless TechCom expressly hereafter purchases same or the Company hereafter expressly distributes same to TechCom.

(6)                                  If during any calendar year beginning with 2005, the Company does not realize bona fide sales of Brand products of at least $1,000,000.00, then the license granted hereunder shall automatically thereupon become non-exclusive.

(v)                                 The Company shall grant exclusive manufacturing rights for Brand pasta products to Dakota, subject to execution of a manufacturing agreement containing normal and customary terms with reasonable and competitive terms, plus a reasonable premium to Dakota as hereafter agreed to by Dakota and the Board of Managers and subject to performance by Dakota. The Company and Dakota shall negotiate in good faith the terms of the Manufacturing Agreement and use their reasonable best efforts to negotiate and execute a fully binding definitive agreement by December 31, 2003.  Notwithstanding anything contained herein, if the Company and Dakota do not enter into a fully binding, definitive, exclusive manufacturing agreement for Brand pasta products by December 31, 2003, Dakota may, at any time thereafter prior to the execution of such agreement, withdraw as a Member by providing written notice to all other Members.  Upon any such withdrawal, the Company shall return the balance in Dakota’s Section 704 Capital Account as of the date of withdrawal within one year after the date of withdrawal.  The Company shall be authorized (but not obligated) to grant exclusive manufacturing rights for Brand rice and/or potatoes to Dakota, subject to Dakota’s capability to manufacture such products and subject to approval by the Board of Managers.  The Company shall be further authorized (but not obligated) to engage Dakota to distribute some or all of the Brand products on reasonable and competitive terms, subject to Dakota’s capability to distribute such products and subject to approval by the Board of Managers.  Notwithstanding anything contained herein, TechCom shall determine who shall manufacture Brand rice products, subject to the reasonable approval of the Board of Managers as to the terms of such engagement and the qualification and capability of such prospective manufacturer.

(F)                                 Certain Market Transactions.                                     The Members acknowledge that TechCom desires the Company to market and sell products the same or substantially the same as the Brand products except under a different brand name and different price, in connection with humanitarian or charitable causes related to public health projects, institutional markets (e.g., school lunch, feeding programs) and governmental markets.  The Members agree to consider such ventures in good faith and to work cooperatively with TechCom to consummate such ventures.

7.                                       Additional Interests.  Any membership interest in the Company issued to any Member after the date hereof (including any additional subscription or contribution or any purchase of an already outstanding interest) shall automatically become subject to the terms and restrictions hereof without the requirement of further action.  The term “Units” as used herein shall include any such additional interest.

8.                                       Legend.  Each certificate, if any, for any interest in the Company now held or hereafter issued by the Company shall, in addition to any other legend required by applicable law, be endorsed with a legend indicating that the transfer of such Unit is subject to the restrictions contained herein.

9.                                       Financial Reporting.

(A)                              The Company shall maintain and provide to each Member upon request, the financial statements listed in clauses (i) and (ii) below, prepared, in each case in accordance with then-current Generally Accepted Accounting Principles (other than Capital Contributions, Profits and Losses and other allocations, distributions and other adjustments with respect to Member’s Capital Accounts, which shall construed, determined and reported to Members in accordance with this Agreement.)

(i)                                   As soon as practicable following the end of each Company fiscal year (and in any event not later than ninety (90) days after the end of such fiscal year), a balance sheet of the Company as of the end of such fiscal year and the related statements of operations, Members’ Capital Accounts and changes therein, and cash flows for such fiscal year, together with appropriate notes to such financial statements, all of which shall be audited and certified by the Company’s accountants, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding fiscal year.

(ii)                                  As soon as reasonably practicable following the end of each of the first three fiscal quarters of each fiscal year and following the end of each of the first eleven (11) fiscal months of each fiscal year (and in any event not later than thirty (30) days after the end of such fiscal quarter or fiscal month, as the case may be), an unaudited balance sheet of the Company as of the end of such fiscal quarter or fiscal month, as the case may be, and the related unaudited statements of operations and cash flows for such fiscal quarter or fiscal month, as the case may be, and for the fiscal year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior fiscal year’s fiscal quarter or fiscal month, as the case may be, and the fiscal quarter or fiscal month, as the case may be, just completed.

(B)                                Within 90 days after the end of the Company’s fiscal year, the Company shall furnish each Member with all information necessary for the preparation of such portion of their federal income tax return as it relates to the Company.

10.                                 Records.  The Members and their designated representatives shall be permitted access to Company records at all reasonable times on reasonable prior notice for the purpose of evaluating or protecting their investment in the Company or to obtain information necessary to comply with legal obligations.

11.                                 Tax Matters Partner.  The President, or such person designated by the President from time to time, shall be the “Tax Matters Partner” as defined in Code §6231(a)(7). The Tax Matters Partner shall, at the Company’s expense, exercise due diligence on behalf of the Company in responding to and resisting any Internal Revenue Service attempts to adjust Company items of income, gain, loss, deduction or credit.  The specific actions to be taken by the Tax Matters Partner, including commencement of litigation, shall be determined by it in its sole discretion.  At the Company’s expense, the Tax Matters Partner may retain such counsel and other advisors as it deems necessary in order to promptly respond to or pursue any Internal Revenue Service inquiry, statement, or other administrative or judicial proceeding.

12.                                 Dissolution of the Company.

(A)                              Dissolution.                               The Company shall terminate and be dissolved upon the first to occur of the following: (i) December 31, 2050; (ii) the sale or disposition of all or substantially all assets of the Company; (iii) the determination of at least two members of the Board of Managers; (iv) the determination of a majority in interest of the Members; (v) upon the Termination of a Member as provided in Section 5, unless the requisite Members elect to continue the Company in accordance with the terms thereof; or (vi) by any Member if the Company has not realized bona fide sales of Brand products of at least $1,000,000.00 by March 1, 2005,  by written notice to all Members delivered at any time prior to April 1, 2005.

(B)                                Liquidation.                                Upon the dissolution of the Company, the President shall proceed to liquidate and wind up the Company.  Subject to the unanimous consent of the Members, all assets of the Company shall be sold at public or private sale, and on approved terms and conditions; provided that if the Members are unable to reach unanimous agreement within 30 days after dissolution (unless extended by their unanimous consent), all assets of the Company shall be sold by public auction after at least 30 days’ prior written notice to all of the Members.

13.                                 Put Option.

(A)                              If one Manager does not agree with all other Managers on any matter subject to vote under paragraph 6(D)(ii), the Member whose appointed Manager votes differently (the “Dissenting Member”) from the other Managers appointed by the other Members (the “Majority Members”) may require the Company to purchase all, but not less than all, of the Units then held by the Dissenting Member.  The Dissenting Member must provide written notice of such election within 30 days after the vote giving rise to the election, or else the Dissenting Member shall have waived its right to require the purchase of its Units hereunder with respect to such vote.  The purchase shall be effective as of the date of election by the Dissenting Member (the “Effective Date”).  The purchase price per Unit payable to the Dissenting Member shall equal 75% of the Unit Value (as hereinafter determined), and shall be payable in 3 equal annual installments commencing on the first anniversary of the Effective Date, together with interest of 8% on the unpaid purchase price.

(B)                                At the annual meeting of the Members, the Members shall, in good faith, attempt to determine by unanimous consent the Unit Value for purposes of this section 13, provided that the value may be changed by the unanimous written consent of the Members at any time..  Any value so determined shall remain in effect until the next determination, but in any event not past the next annual meeting of Members.  The value so determined shall be equitably adjusted to reflect any subsequent stock dividend, stock split, reverse split or similar recapitalization of the Company.  If no Unit Value under this subparagraph (B) shall be in effect, the Unit Value shall be the fair market value per Unit of all of the issued and outstanding Units as determined by appraisal.  Within 30 days after the date of the exercise of the put option herein, the Company shall appoint an appraiser, who shall proceed to determine the value of the Units as of the date of  the exercise of the put option, and shall be final and binding upon all interested persons.  The Company shall promptly furnish to the appraiser such information concerning its financial condition, earnings, capitalization, business prospects and sales of its capital as it may reasonably request.  The Company and Dissenting Member shall each be responsible for one-half of the costs of the appraisal.

14.                                 Power of Attorney.  Each Member hereby irrevocably constitutes and appoints each Officer, with full power of substitution as his true and lawful attorney in his name, place and stead to make, execute, acknowledge, file or record any and all documents necessary or appropriate to duly organize, qualify or maintain the Company as a limited liability company under the laws of Ohio or any other applicable jurisdiction, or to record the termination and dissolution thereof, or to consummate the sale or transfer of any interest in accordance with the terms hereof or amendment hereto arising therefrom.  It is expressly intended by each of the Members that the power of attorney granted hereunder is coupled with an interest, and it is agreed that said power of attorney shall survive the delivery of an assignment by said Member of the whole or any portion of his interest, provided that the foregoing power of attorney of the assignor Member shall survive the delivery of such assignment solely for the purpose of enabling the Members to execute, sign, acknowledge and file any and all instruments necessary to effect the substitution of the assignee as a Member.

15.                                 Liability of Officers, Managers and Members.

(A)                              Limitation on Liability.                         No Officer, Manager or Member shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any loss, damage, liability or expense incurred by the Company or Member by reason of any act, alleged act or omission of such Officer, Manager or Member which was performed in good faith on behalf of the Company in a manner reasonably believed by it to be within the scope of the authority granted to it hereunder or by law, and in, or not opposed to, the best interests of the Company, provided that such Officer, Manager or Member is not guilty of gross negligence or willful misconduct.

(B)                                Indemnification.          The Company hereby agrees to indemnify and hold harmless each Officer, Manager and Member from and against any claim, demand, loss, damage, liability or expense by reason of any act, alleged act or omission performed or omitted by any such party in good faith on behalf of the Company in a manner reasonably believed it to be within the scope of the authority conferred by this Agreement or by law and in, or not opposed to, the best interests of the Company, so long as such party is not guilty of gross negligence or willful misconduct.

16.                                 Public Announcements.                No Member, nor any of their respective affiliates or representatives, shall issue any press release or public statement concerning this Agreement, the formation or existence of the Company or the transactions contemplated hereby without obtaining the prior written or verbal approval of the other Members, unless such disclosure is required by applicable law or regulation or by an order from a court of competent jurisdiction;  provided, however, that the Member intending to make such release shall give the other Members prior notice and shall use its best efforts consistent with such applicable law, regulation or order to consult with the other parties with respect to the text of any such release of information.

17.                                 Counterparts.  This Agreement may be executed in counterparts which taken together shall constitute one instrument, notwithstanding the fact that all parties have not executed this Agreement on the same date or that all signatures do not appear on the same copy.

18.                                 Notices.  All notices, offers, acceptances, waivers and other communication under this Agreement shall be in writing and shall be sufficiently given when received and receipted for through certified mail, return receipt requested, or when personally delivered.  Except as otherwise provided in this Agreement, time shall be counted to or from the date of personal receipt or the date certified delivery is indicated as having been made.

19.                                 Captions.  Captions are included for convenient reference only and shall not affect the interpretation of any provision of this Agreement.

20.                                 Severability.  The invalidity, illegality, or unenforceability of any provision of this Agreement shall not affect or impair the validity, legality, and enforceability of the other provisions hereof and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

21.                                 Waiver.  Neither any course of conduct nor any delay by any of the parties hereto in exercising any rights hereunder shall waive any rights of such party under this Agreement.

22.                                 Modifications.  This Agreement may be amended only upon the consent of all Members; provided that the President is hereby authorized to amend this Agreement to reflect any transfers of Units upon any such transfer.

23.                                 Choice of Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio, and in particular by ORC Section 1705.01 et seq., and shall be entered in the record of minutes of the proceedings of the members of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Witnessed By:	B-New, LLC

	By:	/s/ Mike Crowley

	Title:	Principal

TechCom Group, LLC

	By:	/s/ Jonathan Anfinsen

	Title:	VP of Operations

Buhler, Inc.

	By:	/s/ Achim Klotz / /s/Beat Haeni

	Title:	President / Corp. Development

Dakota Growers Pasta Company, Inc.

	By:	/s/ Tim Dodd

	Title:	President/CEO

Date: October 31, 2003

EXHIBIT A

Member	Aggregate Cash Contribution	Units
B-New, LLC	$280.00	28
TechCom Group, LLC	$240.00	24
Buhler, Inc.	$240.00	24
Dakota Growers Pasta Company, Inc.	$240.00	24

Date: October 31, 2003

EXHIBIT B

Confidential Treatment Requested.